Exhibit 4.4

SITHE / INDEPENDENCE FUNDING CORPORATION

8.50% SECURED

BOND DUE 2007

THE BONDS EVIDENCED BY THIS REGISTERED GLOBAL BOND WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH BONDS MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE EXEMPTION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT IS AVAILABLE TO PERMIT SALE OR TRANSFER OF THE BONDS EVIDENCED BY THIS REGISTERED GLOBAL BOND TO QUALIFIED INSTITUTIONAL BUYERS IN TRANSACTIONS MEETING THE REQUIREMENTS OF RULE 144A.

EACH BENEFICIAL OWNER OF AN INTEREST IN ANY OF THE BONDS EVIDENCED BY THIS REGISTERED GLOBAL BOND (INCLUDING ANY PARTICIPANT IN THE DEPOSITARY HOLDING THE REGISTERED GLOBAL BOND THAT IS SHOWN AS HOLDING SUCH AN INTEREST ON THE RECORDS OF SUCH DEPOSITARY AND EACH BENEFICIAL OWNER THAT HOLDS THROUGH ANY SUCH PARTICIPANT) AGREES FOR THE BENEFIT OF THE COMPANY AND THE PARTNERSHIP THAT (A) THE BONDS MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT TO A PERSON WHOM THE BENEFICIAL OWNER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (4) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, OR (5) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE LAWS OF ANY STATE OF THE UNITED STATES OR THE APPLICABLE LAWS OF ANY OTHER JURISDICTION, AND THAT (B) THE BENEFICIAL OWNER WILL, AND EACH SUBSEQUENT OWNER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE BOND OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

THIS BOND IS A REGISTERED GLOBAL BOND AND IS REGISTERED IN THE NAME OF CEDE & CO., AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”).

UNLESS THIS REGISTERED GLOBAL BOND IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY BOND ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR BONDS IN DEFINITIVE REGISTERED FORM, THIS REGISTERED GLOBAL BOND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Number	CUSIP Number
R-1	829809AB8

Principal	Maturity Date	Issue Date
$150,839,000	June 30, 2007	January 27, 1993

REGISTERED HOLDER:	CEDE & CO.

PRINCIPAL AMOUNT:	ONE HUNDRED FIFTY MILLION, EIGHT HUNDRED THIRTY NINE THOUSAND Dollars

SITHE / INDEPENDENCE FUNDING CORPORATION, a Delaware corporation (hereinafter called the “Company”, which term includes any successor or assign under the Trust Indenture referred to below), for value received hereby promises to pay to CEDE & CO., or its registered assigns, the outstanding Principal Amount hereof after subtracting the aggregate principal amount of definitive Bonds issued in exchange for a portion or portions hereof, such payment to be made in semiannual installments on June 30 and December 30 of each year (commencing June 30, 2003) and ending on the Maturity Date set forth above, each such installment to be in an amount equal to the Principal Amount multiplied by the percentage set forth opposite the applicable payment date on Annex A attached hereto (provided that the portion of the Principal Amount remaining unpaid on the Maturity Date, together with all interest accrued thereon, shall in any and all cases be due and payable on the Maturity Date), and to pay interest on the unpaid portion of the Principal Amount at the Interest Rate set forth above (subject to the nineteenth paragraph of this Bond) from the most recent interest payment date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the Issue Date set forth above, semiannually on June 30 and December 30 in each year (commencing June 30, 1993), until the Principal Amount is paid in full or payment thereof is duly provided for. Any installment of principal and, to the extent permitted by applicable law, any payment of interest not punctually paid or duly provided for shall continue to bear interest at a rate equal to the Interest Rate set forth above. The principal and interest so payable on any payment date shall, as provided in the Trust Indenture, be paid to the person in whose name this Bond (or one or more Predecessor Securities) is registered in the Security Register at the close of business on the Regular Record Date for such payment of principal and interest, which shall be the preceding June 15 and December 15, respectively. Any such principal and interest not so punctually paid or duly provided for shall forthwith cease to be payable to the person in whose name this Bond (or one or more Predecessor Securities) was registered in the Security Register at the close of the business on such Regular Record Date, and may be paid to the person in whose name this Bond is registered at the close of business on a Special Record Date for the payment of such defaulted principal and interest, to be fixed by the Trustee, notice of which shall be given to the Holder hereof no more than 15 nor less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Bond may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Trust Indenture. This being a Global Bond (as that term is defined in the Trust Indenture) deposited with DTC acting as depository, and registered in the name of Cede & Co. (“CEDE”) a nominee of DTC, CEDE, as holder of record of this Bond shall be entitled to receive payment of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Payment of the principal amount of, and premium, if any, on this Bond (or any outstanding installment thereof) upon final maturity (whether by redemption, acceleration or otherwise) shall be made only upon presentation and surrender of this Bond. All payments in respect of this Bond shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of debts.

Whenever any amount to be paid hereunder is stated to be due on a day that is not a Business Day, such amount shall be payable on the next succeeding Business Day and shall continue to bear interest at the rate set forth herein until paid.

This Bond is one of an authorized issue of Bonds of the Company known as its 8.50% Secured Bonds Due 2007 (the “Bonds”). The Bonds are issued under the Trust Indenture dated as of January 1, 1993 (the “Original Indenture”), among the Company, Sithe/Independence Power Partners, L.P. (the “Partnership”) and IBJ Schroder Bank & Trust Company (the “Trustee”, which term includes any successor Trustee under the Trust Indenture), as supplemented by the First Supplemental Indenture dated as of January 1, 1993 (“First Supplemental Indenture”), among such parties (the Original Indenture, as so supplemented, and as the same may be amended, modified and further supplemented, the “Trust Indenture”). All capitalized terms used herein, unless defined herein, shall have the meanings ascribed to them in the Trust Indenture.

All Bonds are secured equally and ratably with one another. Reference is hereby made to the Trust Indenture for a description of the nature and extent of the Bonds and the respective rights of the Holders of the Bonds and of the Trustee and the Company in respect of the Bonds and the terms upon which the Bonds are made and are to be authenticated and delivered.

The principal of, and interest on, this Bond are payable only from, and secured by, assets subject to the Lien of the Collateral Documents, and all payments of principal and interest shall be made in accordance with the terms of the Trust Indenture.

The obligations of the Company to pay the principal of, premium, if any, and interest on the Bonds when due are unconditionally guaranteed by the Partnership pursuant to the Partnership Guarantee. The Partnership Guarantee will be secured by the Lien of the Collateral Documents.

The Bonds are subject to a Collateral Agency and Intercreditor Agreement dated as of January 1, 1993.

The Trust Indenture permits, with certain exceptions, as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Bonds under the Trust Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding. The Trust Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Bonds at the time Outstanding, on behalf of the Holders of all the Bonds, to waive compliance by the Company with certain provisions of the Trust Indenture and certain past defaults under the Trust Indenture and their consequences. Any such consent or waiver or direction by the Holder of this Bond shall be conclusive and binding upon the Holder and upon all future Holders of this Bond and of any security issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Bond.

As provided in the Trust indenture, the aggregate principal amount of Bonds which may be issued thereunder is unlimited. The Bonds are limited in aggregate principal amount as provided in the First Supplemental Indenture.

The Bonds are not redeemable at the option of the Company.

The Bonds are, under certain conditions, subject to mandatory redemption as set forth in Section 7.3 of the Trust Indenture.

Any payment of interest on any Bond, the Stated Maturity of which payment is on or prior to any Redemption Date referred to above, shall be payable to the Holder of such Bond, or one or more Predecessor Securities, registered as such at the close of business on the related Regular Record Date or Special Record Date.

Notice of any redemption of Bonds will be given at least 30 days but not more than 60 days before the Redemption Date to each Holder at its registered address.

Bonds (or portions thereof as aforesaid) for the redemption of which provision is made in accordance with the Trust Indenture shall thereupon cease to be entitled to the Lien of the Collateral Documents and shall cease to bear interest from and after the Redemption Date.

The unpaid portion of the Principal Amount, together with all interest accrued thereon and all other amounts due hereunder (but without premium or penalty), shall be due and payable in full upon the occurrence of any Event of Default, but only as provided in the Trust Indenture.

The Holder hereof, by its acceptance of this Bond, agrees that each payment received by it hereunder shall be applied in the manner set forth in Section 2.15 of the Trust Indenture.

Unless And Until It Is Exchanged In Whole Or In Part For Bonds In Definitive Registered Form, This Registered Global Bond May Not Be Transferred Except As A Whole By DTC To A Nominee Of DTC, Or By A Nominee Of DTC to DTC Or Another Nominee Of DTC, Or By DTC Or Any Such Nominee To A Successor Depositary Or A Nominee Of Such Successor Depositary.

The Company and the Partnership have entered into a Registration Rights Agreement dated as of January 19, 1993 with the initial purchaser named therein. Pursuant to such Registration Rights Agreement, the Company and the Partnership have agreed to use their best efforts to file and have declared effective a registration statement either (i) with respect to an exchange offer to exchange the Bonds for a series of Bonds substantially identical to the Bonds or (ii) relating to the Bonds.

From and after the date on which an Illiquidity Event (as defined in the Registration Rights Agreement) occurs, additional interest (in addition to the interest set forth above) shall accrue with respect to this Bond, until but not including the date on which such Illiquidity Event shall cease to exist (and provided no other Illiquidity Event with respect to this Bond shall then be continuing), at the rate of one half of one percent (0.50%) per annum, which additional interest shall be payable hereon at the times, in the manner and subject to the same terms and conditions set forth herein and in the Trust Indenture, as though the Interest Rate set forth above had been increased by one half of one per cent (0.50%) per annum. Notwithstanding that the Illiquidity Event may cease to exist, in the event that a Registration Statement for an Exchange Offer (as defined in the Registration Rights Agreement) or an Initial Shelf Registration Statement (as defined in the Registration Rights Agreement) has not become effective within two years after the Closing Date (as defined in the Registration Rights Agreement), the Interest Rate set forth above shall permanently remain increased by one half of one percent (0.50%) per annum.

The Bonds are issuable only as registered Bonds without coupons in denominations of $100,000 and any integral multiple of $1,000 in excess thereof. As provided in, and subject to the provisions of, the Trust Indenture, Bonds are exchangeable for other Bonds of the same series, but of a differing authorized denomination or denominations, as requested by the Holder surrendering the same.

No service charge will be made to any Holder of Bonds for any such transfer or exchange but the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The person in whose name this Bond is registered shall be deemed to be the owner and holder hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Bond be overdue regardless of any notice to anyone to the contrary.

THIS BOND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

Unless the certificate of authentication hereon has been executed by the Trustee by manual or facsimile signature, this Bond shall not be entitled to any benefit under such Trust Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company and the Partnership have caused this instrument to be duly executed.

SITHE / INDEPENDENCE FUNDING
CORPORATION

By	/s/ BRUCE J. WROBEL
Name:
Title:

SITHE / INDEPENDENCE POWER PARTNERS,
L.P.

By:	SITHE/INDEPENDENCE, INC.,
its general partner

By	/s/ BRUCE J. WROBEL
Name:
Title: